                                    EXHIBIT 6.3

                          SHARE EXCHANGE AGREEMENT WITH
                             REGENT LUCK HOLDINGS LTD.

                                                                  EXECUTION COPY

                            SHARE EXCHANGE AGREEMENT

       THIS SHARE EXCHANGE AGREEMENT (the "AGREEMENT") is entered into and effective as of April 16th, 1998, by and between RICKY MING WAH NG, SINO CONCOURSE LIMITED, a Hong Kong corporation, SINOWAY TECHNOLOGY LIMITED, a Hong Kong corporation (collectively the "SHAREHOLDERS"), REGENT LUCK HOLDINGS LIMITED, a Hong Kong corporation ("RLH") and GLOBAL TELEPHONE CONMUNICATION, INC. a Utah corporation which is in the process of changing its domicile to the State of Nevada ("GTC or the "COMPANY").

                                   1. RECITALS

       This Agreement is entered into with reference to and in contemplation of the following facts, circumstances and representations:

       1. RLH shall upon Closing have fifty-one percent (51%) ownership and interest in a joint venture company set up in the Peoples' Republic of China ("PRC") with SHENZHEN NEWSNET CO. LTD. ("SNC") as a joint venture partner organized under the laws of PRC under the name of China Global Information Internet Co. Ltd. (the "JOINT VENTURE").

       2. SNC has obtained the Telecommunication Business Operation Approval (the "APPROVAL") (No.GDSZ P0007) which allows SNC to carry out Computer Information Internet Service.

       3. The JOINT VENTURE shall be established to act as the exclusive agent for SNC to conduct all telecommunication and internet business and services in Shenzhen, Guangdong Province, PRC for SNC.

       4. SNC shall enter into an Exclusive Agency Agreement (the "AGENCY AGREEMENT") with the JOINT VENTURE for the purpose of Clause 3 above and SNC shall obtain all license, permits and approvals necessary for the validity and implementation of the AGENCY AGREEMENT.

       5. The SHAREHOLDERS are the owners of 10,000 ordinary shares of RLH which represent all of the issued share capital of RLH (THE "RLH Shares").

       6. GTC desires to issue a total of 5,000,000 shares of its common stock (the "GTC Shares") to the SHAREHOLDERS in exchange for the RLH Shares.

       7.     The SHAREHOLDERS desire to exchange the RLH Shares for the

              GTC Shares in accordance with the terms and conditions of this Agreement.

       8. GTC desires to provide funds for the JOINT VENTURE concurrent with its acquisition of the RLH Shares.

       9.     RLH desires that this transaction be consummated.

                       2. EXCHANGE AND ISSUANCE OF SHARES

       2.1 EXCHANGE OF GTC SHARES: GTC shall exchange and deliver to the SHAREHOLDERS, a total of 5,000,000 restricted shares of GTC common stock in accordance with the allocation set forth in the attached Schedule "A".

       2.2 EXCHANGE OF RLH SHARES: At the Closing, the SHAREHOLDERS shall exchange and deliver to GTC a total of 10,000 ordinary shares of RLH which represent one hundred percent (100%) of the issued share capital of RLH.

       2.3 NATURE OF GTC SHARES: The SHAREHOLDERS shall be issued the GTC Shares which unless otherwise contractually restricted, shall be subject to a one (1) year holding period before the GTC Shares are eligible for sale to U.S. persons or in the U.S. public market. The sale of the GTC Shares will be further limited by the resale provisions of SEC Rule 144.

       2.4 RESTRICTED NATURE OF GTC SHARES: Notwithstanding the one (1) year holding period for the GTC Shares, each of the SHAREHOLDERS who become "affiliates" or "control persons" of GTC will be subject to certain limitations with respect to the sale of their respective GTC Shares. Accordingly, as a result of such a designation, the sale of the GTC Shares will be limited by SEC Rule 144.

       2.5 PRIVATE SALE ACKNOWLEDGMENT: The parties acknowledge and agree that the exchange and issuance of the GTC Shares is being undertaken as a private sale pursuant to Section 4 of the Securities Act of 1933, as amended and Nevada Revised Statutes Chapters 78 and 90 and is not being transacted via a broker-dealer and/or in the public market place.

       2.6 STATUS OF PRESENT SHARE OWNERSHIP AND CONTEMPLATED SHARE ISSUANCE BY
GTC: The parties hereto acknowledge and agree that in addition to the issuance of the 5,000,000 GTC Shares, that the parties listed below own certain shares in GTC and that pursuant to the share exchange contemplated by this Agreement, that the following will be the resulting share ownership of GTC:

                   NAME                      NO. SHARES         % OWNERSHIP
          1.       RLH Shareholders          5,000,000             42.4%
          2.       Present GTC


                   NAME                      NO. SHARES         % OWNERSHIP
                   Shareholders               6,795,935            57.6%
                                             ---------             -----
                         TOTALS              11,795,935             100%
                                             ==========            =====


       2.7 ADDITIONAL SHARE ISSUANCE: The parties further acknowledge and agree that in further addition to the GTC Shares and the shares held by the present GTC Shareholders, additional shares will be issued by GTC pursuant to the financing of the JOINT VENTURE by GTC (the "Additional Shares"). Accordingly, the percentage share ownership of the parties will be diluted on a pro-rata basis.

       2.8 FUNDS FOR JOINT VENTURE: Concurrent with the exchange of the subject shares and as a condition thereof, GTC hereby agrees to provide funds as capital for the JOINT VENTURE in the amount of ONE MILLION THREE HUNDRED THOUSAND DOLLARS ($1,300,000) U.S. (the "FUNDS").

       2.9 DEPOSIT AND RELEASE OF FUNDS IN ESCROW: Prior to the close of the transaction and as more specifically described herein at paragraph 6, GTC agrees to deposit the Funds into the Client Trust Account of the named Escrow Holder. Upon satisfaction of the conditions of the escrow, the Escrow Holder will be instructed to release and deliver the FUNDS via wire to the account of the JOINT VENTURE.

                        3. REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

       The COMPANY represents and warrants to the SHAREHOLDERS and RLH as follows:

       3.1 ORGANIZATION: GTC is a corporation duly incorporated and validly existing under the laws of Utah and is in good standing with respect to all of its regulatory filings, or in the alternative with the State of Nevada.

       3.2 CAPITALIZATION: The authorized capital of GTC consists of 25,000,000 common shares with a par value $.001 and of which a total of 6,795,935 common shares are validly authorized and issued by the COMPANY. Said outstanding shares are fully paid and non-assessable shares and have been issued in full compliance with all federal and state securities laws. Such issued and outstanding shares are hereinafter referred to as the "Existing GTC Shares". The authorized capital of GTC also consists of 5,000,000 shares of preferred stares with a par value of $.01 per share. No preferred shares are issued and outstanding.

       3.3 BOOKS AND RECORDS: All material transactions of GTC have been promptly and properly recorded or filed in or with its books and records and the Minute Book of GTC contains records of all meetings and proceeds o the shareholders and directors thereof.


       3.4 LEGAL COMPLIANCE: To the best of its knowledge, GTC is not in breach of any laws, ordinances, statues, regulations, by-laws, orders or decrees to which GTC is subject or which apply to it or any of its assets.

       3.5 TAX RETURNS: All tax returns and reports of GTC required by law to be filed prior to the date hereof have been filed and are substantially true, complete and correct and all taxes and governmental charges have been paid.

       3.6 ADVERSE FINANCIAL EVENTS: GTC has not experienced nor is it aware of any occurrence of event which has had or might reasonably be expected to have a material adverse effect on its financial condition.

       3.7 DISPUTES, CLAIMS AND INVESTIGATIONS: There are no disputes, claims, actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of GTC threatened against or affecting GTC at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency.

       3.8 EMPLOYEE LIABILITIES: GTC has no liability to former employees or any liability to any governmental authorities with respect to current or former employees.

       3.9 NO CONFLICTS OR AGREEMENT VIOLATIONS: The execution, delivery and performance of this Agreement will not conflict with or be in violation of the articles or by-laws of GTC or of any agreement to which GTC is a party and will not vie any person or company a right to terminate or cancel any agreement or right enjoyed by GTC and will not result in the creation or imposition of any lien, encumbrances or restriction of any nature whatsoever in favor of a third party upon or against the assets of GTC.

       3.10 VALIDLY ISSUED AND AUTHORIZED SHARES: That the GTC Shares will be validly authorized and issued by the COMPANY, they will be fully paid and nonassessable and that they will be issued in full compliance with all federal and state securities laws.

       3.11 RESTRICTIVE LEGEND: That the GTC Shares will have a restrictive legend imposed thereon identifying them as "Restricted Shares" which are subject to the conditions and limitations of SEC Rule 144 with respect to their sale in the U.S. public market place.


       3.12 CORPORATE AUTHORITY: The officers or representatives of the COMPANY executing this Agreement represent that they have been authorized to execute this Agreement pursuant to a resolution of the Board of Directors of the COMPANY.

       3.13 PUBLICLY TRADED COMPANY: THE COMPANY is listed on the NASD OTC Bulletin Board with the trading symbol "GTCI."

                   4. REPRESENTATIONS OF SHAREHOLDERS AND RLH

       THE SHAREHOLDERS and RLH collectively and individually hereby represent and warrant to GTC as follows:

       4.1 SHARE OWNERSHIP: That the SHAREHOLDERS are the owners, beneficially and of record, of the RLH Shares and said shares are free and clear of all liens, encumbrances, claims, charges and restrictions.

       4.2 TRANSFERABILITY OF RLH SHARES: That the SHAREHOLDERS have full power to transfer the RLH Shares to GTC without obtaining the consent or approval of any other person or governmental authority.

       4.3 VALIDLY ISSUED AND AUTHORIZED SHARES: That the RLH Shares are validly authorized, issued and fully paid, and the RLH Shares have been so issued in full compliance with the laws of Hong Kong.

       4.4 ORGANIZATION: RLH is a corporation duly incorporated and validly existing under the laws of Hong Kong and is in good standing with respect to all of its regulatory filings.

       4.5 CAPITALIZATION: The authorized capital of RLH consists of 10,000 ordinary shares with a par value of HK$ 1.00 each and all are fully paid shares.

       4.6 BOOKS AND RECORDS: All material transactions of RLH have been promptly and properly recorded or filed in or with its books and records and the Minute Book of RLH contains records of all meetings and proceeds of the shareholders and directors thereof. Save for the entry into the JOINT VENTURE, RLH has not carried on any business nor incurred any liability to any person.

       4.7 LEGAL COMPLIANCE: RLH is not in breach of any laws, ordinances, statues, regulations, by-laws, orders or decrees to which RLH is subject or which apply to it or any of its assets.

       4.8 TAX RETURNS: All tax returns and reports of RLH required by law to be filed prior to the date hereof have been filed and are subsequently true, complete and correct and all taxes and governmental charges have been paid.

       4.9 ADVERSE FINANCIAL EVENTS: RLH has not experienced nor is it aware of any occurrence or event which has had or might reasonably be expected to have a material adverse effect on its financial condition.

       4.10 DISPUTES, CLAIMS AND INVESTIGATIONS: There are no disputes, claims, actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge or RLH threatened against or affecting RLH at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency.

       4.11 EMPLOYEE LIABILITIES: RLH has no liability to former employees or any liability to any government authorities with respect to current or former employees.

       4.12 NO CONFLICTS OR AGREEMENT VIOLATIONS: The execution, delivery and performance of this Agreement will not conflict with or be in violation of the memorandum and articles of associations of RLH or of any agreement to which RLH is a party and will not give any person or company a right to terminate or cancel any agreement or right enjoyed by RLH and will not result in the creation or imposition of any lien, encumbrances or restriction of any nature whatsoever in favor of a third party upon or against the assets of RLH.

       4.13 NO LIENS: That RHL has not received a notice of any assignment, lien, encumbrance, claim or charge against the RLH Shares.

       4.14 CORPORATE AUTHORITY: The officers or representatives of RLH and the corporate SHAREHOLDERS who are parties to this Agreement represent that they have been authorized to execute this Agreement pursuant to resolutions of their respective Boards of Directors.

                        5. REPRESENTATIONS AND WARRANTIES
                               OF SHAREHOLDERS ALONE

       THE SHAREHOLDERS alone further represent and warrant to GTC as follows with respect to the GTC Shares:

       5.1 FINANCIALLY RESPONSIBLE: That they are financially responsible, able to meet their obligations and acknowledge that this investment will be speculative.

       5.2 INVESTMENT EXPERIENCE: That they have had experience in the business of investments in one or more of the following: (i) investment experience with securities such as stock and bonds; (ii) ownership of interests in partnerships, new ventures and start-up companies; (iii) experience in business and financial dealings; and that they can protect their own interests in an investment of this nature and they do not have an "Investor Representative", as that term is defined in Regulation D of the Securities Act of 1933 and do not need such an Investor Representative.

       5.3 INVESTMENT RISK: That they are capable of bearing the high degree of economic risk and burdens of this investment, including but not limited to the possibility of complete loss of all its investment capital and the lack of a liquid market, such that it may not be able to liquidate readily the investment whenever desired or at the then current asking price.

       5.4 ACCESS TO INFORMATION: That they have had access to the information regarding the financial condition of the COMPANY and they were able to request copies of such information, ask questions of and receive answers from the COMPANY regarding such information and any other information they desire concerning the GTC Shares, and all such questions have been answered to their full satisfaction.

       5.5 PRIVATE TRANSACTION: That at no time were they presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement or any other form of general advertising.

       5.6 INVESTMENT INTENT: The GTC Shares are not being purchased with a view to or for the resale or distribution thereof and they have no present plans to enter into any contract, undertaking, agreement or arrangement for such resale or distribution.

       5.7 DUE DILIGENCE: That the SHAREHOLDERS shall have completed a due diligence review of the affairs of GTC and are satisfied with the results of that review.

                          6. CLOSING, ESCROW HOLDER AND
                              CONDITIONS TO CLOSING

       6.1 EXCHANGE CLOSING: The closing of the share exchange as contemplated by this Agreement (the "Closing") shall take place in Hong Kong, at such time and place as may be agreed among by the parties, but in no event
later than          , unless otherwise extended in writing by the parties.
All tax and duties payable in respect of the share exchange, including but not limited to stamp duty payable pursuant to laws of Hong Kong shall be borne by the SHAREHOLDERS and the COMPANY in equal shares.

       6.2 APPOINTMENT OF ESCROW HOLDER: The parties hereby appoint CARMINE J. BUA, III, ESQ. of San Diego, California as the Escrow Holder pursuant to this Agreement.

       6.3 ESTABLISHMENT OF JOINT VENTURE: The SHAREHOLDERS and RLH shall deliver to the COMPANY certified true copy of the following documents in relation the JOINT VENTURE:

       1      The Feasibility study;

       2.     Duly signed Joint Venture Contract and Joint Venture Articles;

       3. Letter of Approval issued by the relevant PRC Ministry of Foreign Trade and Economic Cooperation ("MOFTEC") approving establishment of the JOINT VENTURE and its Joint Venture Contract and Articles;

       4.     Certificate of Approval issued by MOFTEC; and

       5.     Business License of the JOINT VENTURE.

       6.4 OPINION OF COUNSEL FOR GTC: The SHAREHOLDERS AND RLH shall have received an opinion from the legal counsel for GTC, in form and substance reasonably satisfactory to the SHAREHOLDERS and RLH to the effect that:

       1 GTC is a corporation duly organized and legally existing under the laws of the State of Utah and is in good standing with respect to all of its regulatory filings, or in the alternative with the State of Nevada, and

       2. This Agreement when duly executed and delivered by GTC, constitutes a legal, valid and binding obligation of GTC enforceable against it in accordance with its terms, and

       3. The Shares delivered pursuant to the Agreement have been validly issued are fully paid and nonassessable, and

       4. The Existing GTC Shares, the Additional Shares and the GTC Shares have been legally and validly issued and are in compliance with all federal and state securities laws including but not limited to
              Section 4 of the Securities Act of 1933, as amended, and Nevada Revised Statutes Chapters 78 and 90.

       6.5 OPINION OF COUNSEL FOR SHAREHOLDERS AND RLH WITH RESPECT TO CORPORATE STATUS AND RLH SHARES: GTC shall have received an opinion from the legal counsel for the SHAREHOLDERS and RLH in form and substance reasonably satisfactory to GTC, to the effect that:

       1. RLH is a corporation duly organized and legally existing under the laws of Hong Kong and is in good standing with respect to all of its regulatory filings.

       2. the RLH Shares delivered pursuant to this Agreement have been validly issued and fully paid and have been originally issued in full compliance with the laws of the Hong Kong.


       3. The SHAREHOLDERS have the fully power to transfer the RLH Shares to GTC without obtaining the consent or approval of any other person or governmental agency.

       6.6 OPINION OF COUNSEL FOR SHAREHOLDERS AND RLH WITH RESPECT TO JOINT VENTURE AND LICENSE: GTC shall have received an opinion from the legal counsel along with the relevant supporting documentation, in form and substance reasonably satisfactory to GTC, to the effect:

       1 The JOINT VENTURE is a joint venture company duly organized and legally existing under the laws of the Peoples Republic of China and is in good standing with respect to all of its regulatory filings.

       2. That GTC as a foreign corporation is permitted under the laws of Hong Kong to be the legal and beneficial owner of the RLH Shares.

       3. The JOINT VENTURE has the legal ability to carry out the business contemplated under to the AGENCY AGREEMENT in Shenzhen, Guangdong Province, PRC.

       4. That SNC is the permitted user of the APPROVAL and said APPROVAL is free of any and all liens or encumbrances.

       5. That SNC has obtained all governmental and regulatory agency approvals to utilize the APPROVAL and to do business as an Internet Service Provider.

       6. That SNC is permitted to utilize the APPROVAL including appointing the JOINT VENTURE as an exclusive agent to carry out the business contemplated to be carried out by SNC under the APPROVAL.

       7. That the JOINT VENTURE has obtained all governmental and regulatory agency approvals to carry out the business as an agent of SNC pursuant to the AGENCY AGREEMENT.

       8. That the ownership of RLH as a subsidiary corporation of GTC will not affect the ability of the JOINT VENTURE to enter into and carry out the Agency Agreement.

       6.7 ESCROW CONDITIONS AND CLOSING: Prior to the Closing, the following will be required:

       1. DELIVERY OF RLH SHARES: The SHAREHOLDERS shall deliver to the Escrow Holder the certificate or certificates representing the 10,000 RLH Shares registered in the name of GTC, together with instruments of transfer and bought and sold notes and such other documents/information required for effecting transfer of the RLH Shares as reasonably required by GTC to GTC or its nominee.

       2. DELIVERY OF GTC SHARES: GTC shall deliver to the Escrow Holder a total of 5,000,000 of the GTC Shares registered in the names of the SHAREHOLDERS as set forth in Schedule "A".

       3. DEPOSIT OF FUNDS: GTC shall cause the Funds to be deposited into the Client Trust Account of the Escrow Holder with instructions to the Escrow Holder to release the Funds to the JOINT VENTURE upon the close of the transaction.

       4. LEGAL OPINIONS AND DOCUMENTS: Both parties shall deliver to the Escrow Holder such legal opinions and other documents as are required by the terms and conditions of this Agreement.

       5. REQUISITE CORPORATE RESOLUTIONS: Each party shall deliver to the Escrow Holder certified copies of resolutions from their respective Boards of Directors authorizing the subject transaction and for the RLH such further resolutions for the transfer of the RLH Shares to GTC or its nominee and for change of directors/officers of RLH as required by GTC.

       6. SHAREHOLDER APPROVAL: GTC shall deliver to the Escrow Holder documentation evidencing the GTC shareholder approval of the subject transaction.


       6.8 Close of TRANSACTION: The subject transaction shall "close" upon the satisfaction of the above conditions.


                  7. COOPERATION, ARBITRATION, INTERPRETATION,
                         MODIFICATION AND ATTORNEY FEES

       7.1 COOPERATION OF PARTIES: The parties further agree that they will do all things necessary to accomplish and facilitate the purpose of this Agreement and that they will sign and execute any and all documents necessary to bring about and perfect the purposes of this Agreement.

       7.2 ARBITRATION: The parties hereby submit all controversies, claims and maters of difference arising out of this Agreement to arbitration in Las Vegas, Nevada according to the rules and practices of the American Arbitration Association from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable. The Agreement shall further be governed by the laws of the State of Nevada.

       7.3 INTERPRETATION OF AGREEMENT: The parties agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of or the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonable in accordance with their generally accepted meaning.

       7.4 MODIFICATION OF AGREEMENT: This Agreement may be amended or modified in any way at any time by an instrument in writing stating the manner in which it is amended or modified and signed by each of the parties hereto. Any such writing amending or modifying this Agreement shall be attached to and kept with this Agreement.

       7.5 ATTORNEY FEES: If any legal action or any arbitration or other proceedings is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action of proceedings, in addition to any other relief to which it may be entitled.

       7.6 ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

       7.7 COUNTERPARTS: This Agreement may be signed in one or more counterparts.


       7.8 FACSIMILE TRANSMISSION SIGNATURES: A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.

DATED.      April 16, 1998     /s/ RICKY MING WAH NG
                               ---------------------------------
                               RICKY MING WAH NG

                               SINO CONCOURSE LIMITED
                                FOR AND ON BEHALF OF
                               SINO CONCOURSE LIMITED


DATED:      April 20, 1998 By: /s/ LI HO SHAN
                               ---------------------------------
                                          Authorized Signature(s)
                               LI HO SHAN
                               Director


                                SINOWAY TECHNOLOGY LIMITED
                                  FOR AND ON BEHALF OF
                                SINOWAY TECHNOLOGY LMITED


DATED:     April 20, 1998 By:  /s/ LI HO SHAN
                               ------------------------------
                                          Authorized Signature(s)
                               LI HO SHAN
                               Director


                               REGENT LUCK HOLDINGS LIMITED


DATED:     April 16, 1998 By:  /s/ RICKY MING WAH NG
                               ------------------------
                               RICKY MING WAH NG
                               Director



                               GLOBAL TELEPHONE
                               COMMUNICATION, INC.


DATED:     April 16, 1998 By:  /s/ TERRY WONG
                               ------------------------
                               TERRY WONG
                               President

                                         SCHEDULE "A"

           NAME                         RLH SHARES       GTC SHARES
1.   Ricky Ming Wah Ng                    2,500          1,250,000

2.   Sino Concourse
     Limited                              3,750          1,875,000

3.   Sinoway Technology
     Limited                              3,750          1,875,000
                                         ------          ---------
                      TOTALS             10,000          5,000,000
                                         ======          =========
